EXHIBIT 99.1
THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING ARE SET FORTH IN THE COMPANY’S PROSPECTUS DATED [•], 2020 (THE “PROSPECTUS”) AND ARE INCORPORATED HEREIN BY REFERENCE. COPIES OF THE PROSPECTUS ARE AVAILABLE UPON REQUEST FROM BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., THE SUBSCRIPTION AGENT, BY CALLING (888) 789-8409.
FORM OF INSTRUCTIONS AS TO USE OF PULSE BIOSCIENCES, INC.
NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATES
PLEASE CONSULT THE SUBSCRIPTION AND INFORMATION AGENT,
YOUR BANK OR BROKER FOR ANY QUESTIONS
The following instructions relate to a rights offering by Pulse Biosciences, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”), to the stockholders (the “holder”, or “you”) of its Common Stock, par value $0.001 per share (the “Common Stock”), as described in the prospectus dated [•], 2020 (the “Prospectus”). Holders of our Common Stock as of 5:00 p.m., Eastern Time, on [•], 2020 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (each, a “Subscription Right”) to purchase up to an aggregate of $30,000,000 of shares of Common Stock at an Initial price per share equal to the lesser of (i) $[•] (the “Initial Price”) and (ii) [•] on the Expiration Time (as defined below) (the “Alternate Price”). Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date and each Subscription Right will entitle its holder to purchase [•] shares of Common Stock at the Initial Price (the “Basic Subscription Right”). To the extent the Alternate Price is lower than the Initial Price, we will issue additional shares in the rights offering to you.
The Subscription Rights will be evidenced by non-transferable subscription rights certificates (the “Non-Transferable Subscription Rights Certificate”). The number of Subscription Rights to which you are entitled is printed on the face of your Non-Transferable Subscription Rights Certificate.
Over-Subscription Right
If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Right, it may also exercise an over-subscription right (the “Over-Subscription Right”) to purchase a portion of any shares of Common Stock that are not purchased by other stockholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to the availability and pro rata allocation of the Unsubscribed Shares among all persons exercising their Over-Subscription Rights.
If you wish to exercise your Over-Subscription Right, you should indicate the number of additional shares that you would like to purchase in the space provided on your Non-Transferable Subscription Rights Certificate, as well as the number of shares that you beneficially own without giving effect to any shares to be purchased in this rights offering. When you send in your Non-Transferable Subscription Rights Certificate, you must also send the full purchase price in cash, as provided herein, for the number of additional shares that you have requested to purchase, at the Initial Price (in addition to the payment in cash, as provided herein, due for shares purchased through your Basic Subscription Right).
If the number of shares remaining after the exercise of all Basic Subscription Rights is not sufficient to satisfy all requests for shares pursuant to Over-Subscription Rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the Basic Subscription Right bears to the total number of shares that all oversubscribing stockholders purchased through the Basic Subscription Right. Broadridge Corporate Issuer Solutions, Inc. (the “Subscription Agent”) will return any excess payments in the form in which made.
As soon as practicable after the Expiration Time, the Subscription Agent will determine the number of shares of Common Stock that you may purchase pursuant to the Over-Subscription Right. We will issue to you the shares in book-entry, or uncertificated, form as soon as practicable after the Expiration Time and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment in the form in which made. In connection with the exercise of the Over-Subscription Right, banks, brokers and other nominee holders of Subscription Rights who act on behalf of beneficial owners will be required to certify to us and to the Subscription Agent as to the aggregate number of Subscription Rights exercised, and the number of shares of Common Stock requested through the Over-Subscription Right, by each beneficial owner on whose behalf the nominee holder is acting.

We will not issue fractional shares, but rather will round down the aggregate number of shares you are entitled to receive to the nearest whole number, with the total exercise price being adjusted accordingly. If, on the Expiration Date, the Alternate Price is lower than the Initial Price, any excess subscription amounts paid by a subscriber (the “Excess Subscription Amount”) will be put towards the purchase of additional shares in the rights offering (either towards your Basic Subscription Right, if available, or towards the Over-Subscription Right if you have already exercised your Basic Subscription Right in full). Otherwise, any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.
You are not required to exercise any or all of your Subscription Rights. However, if you do not exercise your Subscription Rights and the rights offering is completed, the number of shares of our Common Stock you own will not change but your percentage ownership of our total outstanding voting stock will decrease because shares will be purchased by other stockholders in the rights offering. Your percentage ownership of our voting stock may also decrease if you do not exercise your Subscription Right in full. Please see the discussion of risk factors related to the rights offering, including dilution, under the heading “Risk Factors—Risks Related to The Rights Offering,” in the Prospectus.
Expiration Time
THE SUBSCRIPTION RIGHTS WILL EXPIRE AND WILL HAVE NO VALUE AT 5:00 P.M., EASTERN TIME, ON [•], 2020, SUBJECT TO EXTENSION OR EARLIER TERMINATION (THE “EXPIRATION TIME”). YOUR NON-TRANSFERABLE SUBSCRIPTION RIGHTS CERTIFICATE AND SUBSCRIPTION PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE SUBSCRIPTION RIGHT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. ONCE YOU HAVE EXERCISED YOUR SUBSCRIPTION RIGHT, SUCH EXERCISE MAY NOT BE REVOKED, EVEN IF YOU LATER LEARN INFORMATION THAT YOU CONSIDER TO BE UNFAVORABLE TO THE EXERCISE OF YOUR SUBSCRIPTION RIGHTS. SUBSCRIPTION RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.
If you do not exercise your Subscription Rights prior to that time, your Subscription Rights will expire and will no longer be exercisable. We will not be required to issue shares of our Common Stock to you if the Subscription Agent receives your Non-Transferable Subscription Rights Certificate(s) or your subscription payment after the Expiration Time, regardless of when the Non-Transferable Subscription Rights Certificate(s) and subscription payment were sent. If you send your Non-Transferable Subscription Rights Certificate(s) and Initial Price payment by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment before the expiration of the subscription period. See “The Rights Offering—Expiration of this rights offering and Extensions, Amendments and Termination” in the Prospectus.
The shares issued upon exercise of the Subscription Rights will be delivered as soon as practicable after the Expiration Time, and after all pro rata allocations and adjustments have been completed.
If you have any questions concerning the rights offering, please contact the Subscription Agent, Broadridge Corporate Issuer Solutions, Inc., at the following address and number:
Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS Re-Organization Dept.
P.O. Box 1317
Brentwood, NY 11717-0718

Holder Inquiries:
(888)-789-8409 (toll free)
shareholder@broadridge.com
1.	Method of Subscription—Exercise of Subscription Rights.
To exercise your Subscription Rights, please: (1) complete Section 1 on your Non-Transferable Subscription Rights Certificate, attached to these instructions; (2) sign Section 1 of your Non-Transferable Subscription Rights Certificate; and (3) mail the properly completed and executed Non-Transferable Subscription Rights Certificate evidencing such Basic Subscription Rights and, if applicable, Over-Subscription Rights subscribed, together with payment in full of the Initial Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Right and, if applicable, Over-Subscription Rights, to the Subscription Agent, on or prior to the Expiration Time.
Additionally, if the Common Stock to be issued pursuant to the Subscription Rights are to be issued in an name other than that of the registered holder, or sent to an address other than that shown on the front of the Non-Transferable Subscription Rights Certificate, please complete Section 2 of the Non-Transferable Subscription Rights Certificate and obtain a signature guarantee as described below prior to mailing the Non-Transferable Subscription Rights Certificate to the Subscription Agent, prior to the Expiration Time. Payment of the Initial Price will be held in a segregated account to be maintained by the Subscription Agent.
(a) Method of Execution
(i) Execution by Registered Holder. Your signature on the Non-Transferable Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Non-Transferable Subscription Rights Certificate without any alteration or change whatsoever. Persons who sign the Non-Transferable Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.
(ii) Execution by Person Other than Registered Holder. If the Non-Transferable Subscription Rights Certificate is executed by a person other than the holder named on the face of the Non-Transferable Subscription Rights Certificate, proper evidence of authority of the person executing the Non-Transferable Subscription Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.
(iii) Signature Guarantees. If you completed any part of Section 2 of the Non-Transferable Subscription Rights Certificate to provide that the Common Stock sold pursuant to your exercise of Subscription Rights to be (x) issued in a name other than that of the registered holder, or (y) sent to an address other than that shown on the front of the Non-Transferable Subscription Rights Certificate, your signature in Section 1 must be guaranteed in Section 2 by an “Eligible Guarantor Institution,” as such term is defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, such as a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States, or by a member of a Stock Transfer Association approved medallion program such as STAMP, SEMP or MSP, subject to standards and procedures adopted by the Subscription Agent.
(b) Method of Payment
Payments must be made in full in U.S. currency by:
•	uncertified check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”;
•	wire transfer of immediately available funds to accounts maintained by the Subscription Agent for purposes of accepting subscription in the rights offering at:

Beneficiary Account Name: Broadridge Corporate Issuer Solutions
Account Number: 4124218686

ABA/Routing number: 121000248
Bank: Wells Fargo
420 Montgomery Street
San Francisco, CA 94104
United States

For Further Credit: Pulse Biosciences, Inc.
Account Number: 4396288102

•	a certified check, bank draft, or cashier’s check drawn against a U.S. bank payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”; or
•	U.S. Postal money order payable to “Broadridge Corporate Issuer Solutions, Inc. (acting as Subscription Agent for Pulse Biosciences)”.

Payments will be deemed to have been received upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check, bank draft, or cashier’s check drawn upon a U.S. bank or of any U.S. Postal money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by uncertified personal check, please note that the funds paid thereby may take at least five (5) business days to clear. Accordingly, holders who wish to pay the Initial Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified check, bank draft, cashier’s check, U.S. Postal money order, or wire transfer of funds. Any wire transfer should clearly indicate the identity of the subscriber who is paying the Initial Price by wire transfer.
If you do not indicate the number of Subscription Rights being exercised, or if you do not forward the full subscription payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the aggregate subscription payment you delivered to the Subscription Agent. Any excess subscription payments received by the Subscription Agent will be returned to you by mail, without interest, as soon as practicable after completion of the rights offering and after all pro rata allocations and adjustments have been completed.
Fractional shares of our Common Stock resulting from the exercise of the Subscription Rights will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned, without interest, as soon as practicable.
(c) Method of Delivery
Non-Transferable Subscription Rights Certificate and payments of Initial Price must be delivered to the Subscription Agent by one of the methods described below:
If delivering by hand or overnight courier: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717	If delivering by first class mail: Broadridge Corporate Issuer Solutions, Inc. Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718
Delivery to an address or by a method other than those above will not constitute valid delivery.
The method of delivery of Non-Transferable Subscription Rights Certificates and payment of the Initial Price to the Subscription Agent will be at the election and risk of the Subscription Rights holder. However, if you elect to exercise your Subscription Rights, we urge you to consider using a certified check, bank draft, cashier’s check, U.S. Postal money order, or wire transfer of funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send an uncertificated check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check, bank draft, or cashier’s check drawn upon a U.S. bank, or a U.S. Postal money order directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearinghouse may require at least five (5) business days. Accordingly, holders that wish to pay the Initial Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure such payment is received and clears by such date.
2.	Issuance of Common Stock.
The following deliveries and payments will be made and/or issued to the address shown on the face of your Non-Transferable Subscription Rights Certificate, unless you provide instructions to the contrary in your Non-Transferable Subscription Rights Certificate.
(a)
Basic Subscription Right. As soon as practicable following the Expiration Time and the valid exercise of the Subscription Rights, we will issue to each exercising Subscription Rights holder shares in book-entry, or uncertificated, form representing shares of Common Stock purchased pursuant to the Basic Subscription Right.

(b)
Over-Subscription Right. As soon as practicable following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, we will issue to each Rights holder that validly exercises the Over-Subscription Right shares in book-entry, or uncertificated, form representing the number of shares of Common Stock, if any, allocated to such Rights holder pursuant to the Over-Subscription Right.

(c)
Excess Cash Payments. As soon as practicable following the Expiration Time and after all prorations and adjustments contemplated by the terms of the rights offering have been effected, any excess subscription payments received in payment of the Initial Price will be mailed by the Subscription Agent to each Subscription Rights holder, without interest.

3.	No Sale or Transfer of Subscription Rights.
The Subscription Rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Subscription Rights to anyone.
4.	Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company.
Banks, trust companies, securities dealers and brokers (each, a “Nominee”) that hold shares of our Common Stock on the Record Date as nominee for more than one beneficial owner may, upon proper showing to the Subscription Agent, exercise such beneficial owner’s Subscription Right through DTC on the same basis as if the beneficial owners were stockholders on the Record Date. Such Nominee may exercise the Subscription Rights on behalf of the exercising beneficial owner through DTC’s PSOP Function on the “agents subscription over PTS” procedure by (1) providing a certification as to the aggregate number of Subscription Rights exercised by the beneficial owner on whose behalf such Nominee is acting, and (2) instruct DTC to charge the Nominee’s applicable DTC account for the subscription payment for the new shares to facilitate the delivery of the full subscription payment to the Subscription Agent. DTC must receive the subscription instructions and payment for the new shares no later than the Expiration Time.
5.	Form W-9.
Each Subscription Rights holder who elects to exercise Subscription Rights should provide the Subscription Agent with a correct Taxpayer Identification Number (TIN) on IRS Form W-9. See “Material U.S. Federal Income Tax Consequences — Information Reporting and Backup Withholding” in the Prospectus. Failure to provide the information on the form may subject such holder to a $50 penalty for each such failure and to 24% federal income tax withholding with respect to dividends (including deemed dividends) that may be paid by the Company on shares of its Common Stock. Foreign Persons are generally required to provide an appropriate IRS Form W-8 rather than IRS Form W-9 and may be subject to withholding on dividends (including deemed dividends) at a rate of up to 30%.